Exhibit 5

                            HUNTON & WILLIAMS


                            September 15, 1995


Dominion Resources, Inc.
Richmond, Virginia 23261

    Re:  Dominion Subsidiary Savings Plan

Gentlemen:

    With respect to the Registration Statement on Form S-8 of Dominion Resources, Inc. (the Company) in connection with the proposed issuance and sale of shares of Common Stock, without par value (the Common Stock), pursuant to the above-referenced employee benefit plan (the Plan), we are of the opinion that the Company is a corporation duly organized and existing under the laws of Virginia and has the corporate power to conduct its business and issue the Common Stock.

    We are further of the opinion that the issuance and sale of the Common Stock has been authorized by the Board of Directors and that when the steps mentioned in the next paragraph below shall have been taken, (a) all requisite corporate and governmental authorization will have been given for the issuance and sale of the Common Stock (except such governmental authorization as may be necessary under the Blue Sky laws of the several
States) and (b) the shares of Common Stock will be validly issued, fully paid and nonassessable.

    The steps to be taken as indicated in the preceding paragraph are:

    (1) Compliance with the Securities Act of 1933, as amended; and

    (2) The issuance and sale of the Common Stock in accordance with the terms and conditions of the Plan.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,

                                       HUNTON & WILLIAMS